Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222106

Carlyle Tactical Private Credit Fund

Class A Shares (TAKAX)

Class I Shares (TAKIX)

Class L Shares (TAKLX)

Class M Shares (TAKMX)

Class N Shares (TAKNX)

Class U Shares (TAKUX)

Class Y Shares (TAKYX)

Supplement dated January 6, 2025 to the Prospectus

This supplement amends the prospectus of Carlyle Tactical Private Credit Fund (the “Fund”) and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the prospectus and retain it for future reference.

Effective immediately, the first paragraph of the section of the prospectus entitled PLAN OF DISTRIBUTION – Purchasing Shares is hereby deleted and replaced with the following:

Investors may purchase Class I, Class L, Class M and Class Y Shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by SS&C. The returned check and stop payment fee is currently $5.00. Class A, Class I, Class L, Class M, Class N, Class U and Class Y Shares of the Fund may be purchased through Financial Intermediaries offering such Shares. A Financial Intermediary may hold Shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may pay the Financial Intermediary for maintaining individual ownership records as well as providing other shareholder services. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. The Fund accepts initial and additional purchases of Shares on each day that the NYSE is open for business. Orders placed will be priced based on the Fund’s NAV next computed (at the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business) after it is received. Orders transmitted with a Financial Intermediary or Financial Intermediary’s authorized designee before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary or Financial Intermediary’s authorized designee. The Fund will be deemed to have received a purchase order when an authorized Financial Intermediary or, if applicable, a Financial Intermediary’s authorized designee receives the order.

January 6, 2025	CTAC-PROSUP-010625